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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-57719 of ConAgra, Inc. on Form S-4 of our reports dated July 11, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF), appearing in and incorporated by reference in the Annual Report on Form 10-K of ConAgra, Inc. for the year ended May 25, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Omaha, Nebraska
June 30, 1998